Exhibit 99.1

FOR IMMEDIATE RELEASE:           September 30, 2011

CONTACT:         David Camp
President and Chief Executive Officer
Key Technology, Inc.
(509) 529-2161

Key Technology Announces Operational Restructure and
Adjusted Fourth Quarter Expectations

Walla Walla, WA – Key Technology, Inc. (Nasdaq: KTEC) announced today that it has taken actions to restructure operations and reduce costs.  These actions include a reduction of approximately 3.5% of its global workforce, primarily in North America and China.  The Company estimates that it will take a $1.1 million pre-tax charge against earnings for termination benefits and associated costs related to the workforce reduction in the fourth quarter of fiscal 2011.  These workforce reductions will primarily affect staffing levels and costs in both manufacturing operations and operating expense areas.

David Camp, President and Chief Executive Officer, commented, “As previously announced in the second quarter of fiscal 2011, the Company has taken actions to strengthen our project management and product validation resources.  As these activities have progressed, we have identified opportunities to further restructure our North American operations to achieve our overall business objectives.”

Camp continued, “The Company believes that it can most effectively address the China market by leveraging our existing strategic distributor and representative partnerships.  We will now market and service the Company’s tobacco products, on a worldwide basis, exclusively through our distribution agreement with Hauni Maschinenbau AG.  In addition, the Company will now market and service its products for the food industry in China through enhanced sales representative relationships.  We believe these actions will better position the Company and leverage our sales representative and distribution partnerships to respond to our customers’ requirements and pursue future sales opportunities.”

The Company estimates that net sales for the fourth quarter of fiscal 2011 will be approximately 15% lower than net sales for the comparable period in fiscal 2010 primarily due to delays in customer delivery schedules.  Based on estimated fourth quarter sales, and estimated restructuring charges, the Company projects an after-tax net loss of approximately $900,000 for the fourth quarter of fiscal 2011.  However, the Company expects both orders and backlog to be relatively strong at quarter-end.  The Company estimates that orders for the fourth quarter of fiscal 2011 will be between $34-36 million and ending backlog will be between $36-38 million.  A significant portion of the ending backlog is currently scheduled to ship after the first quarter of fiscal 2012.

Camp concluded, “As previously expected, the Company received several large orders from significant customers in the fourth quarter of fiscal 2011.  In addition, we have now had successful installations in multiple locations of our new products, Horizon™ and Veo™, and are encouraged by the market acceptance of these products.”

The Company expects to announce its fourth quarter and year-end results for the period ending September 30, 2011 on Thursday, November 10, 2011.

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing, industrial and pharmaceutical markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allows processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	changes in general economic conditions may adversely affect the Company’s business and results of operations, and the business of the Company’s customers;
•	economic conditions in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	the loss of any of the Company’s significant customers could reduce the Company’s revenues and profitability;
•	the Company is subject to pricing pressure which may reduce the Company’s profitability;
•	the failure of the Company's independent sales representatives to perform as expected would harm the Company's net sales;
•	the Company may make acquisitions that could disrupt the Company’s operations and harm the Company’s operating results;
•	the Company's international operations subject the Company to a number of risks that could adversely affect the Company’s revenues, operating results and growth;
•	competition and advances in technology may adversely affect sales and prices;
•	the Company’s products may not compete successfully in either existing or new markets, which would adversely affect sales and operating results;
•	the Company’s expansion into new markets and integrated product offerings could increase the cost of operations and reduce gross margins and profitability;
•	our product offerings depend to a certain extent on products and components manufactured by others;
•
the Company’s inability to retain and recruit experienced management and other key personnel, or the loss of key management personnel, may adversely affect the Company’s business and prospects for growth;

•	the inability to protect the Company’s intellectual property, especially as the Company expands geographically, may adversely affect the Company’s competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and its customer relations;

•	the Company’s dependence on certain suppliers may leave the Company temporarily without adequate access to raw materials or products;
•	the limited availability and possible cost fluctuations of materials used in the Company’s products could adversely affect the Company’s gross margins;
•	compliance with changes in environmental laws, including proposed climate change laws and regulations, could adversely affect our performance;
•	compliance with recently passed health care legislation may adversely affect our business;
•
our reported results can be affected adversely by the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements and is expected to require the Company to incur substantial additional expenses;

•	compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and pose challenges for our management;
•	changes in the Company’s tax rates could affect profitability; and
•	the price of the Company’s common stock may fluctuate significantly, and this may make it difficult for shareholders to resell common stock when they want or at prices they find attractive.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.